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                                                                    Exhibit 21.1

                    SUBSIDIARIES OF JDA SOFTWARE GROUP, INC.


JDA Software, Inc., an Arizona corporation

JDA Software Services, Inc., a Delaware corporation

JDA Worldwide, Inc., an Arizona corporation

JDA International Ltd., a Great Britain corporation

JDA Asia Pte Ltd., a Singapore corporation

JDA Software GmbH, a German corporation

JDA Software Canada Ltd., a Canadian corporation